Exhibit 99.2

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial and Chief Operating Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces Worldwide In-Licensing of

IAP Inhibitor GDC-0917 from Genentech

- Phase I clinical testing of oral GDC-0917 recently completed -

- Company also provides bioavailability update on CUDC-101;

announces progress with CUDC-907 and Debio 0932 -

- Conference call today at 8:30 a.m. EST -

LEXINGTON, Mass. November 28, 2012 (GLOBENEWSWIRE) – Curis, Inc. (NASDAQ: CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today announced that it has licensed from Genentech, a member of the Roche Group, (SIX: RO, ROG; OTCQX: RHHBY), exclusive, worldwide rights for the development and commercialization of GDC-0917, a small molecule that is designed to promote cancer cell death by antagonizing inhibitor of apoptosis (IAP) proteins.

“We are very pleased to have entered into this agreement for GDC-0917, which adds depth to our current pipeline of proprietary targeted anti-cancer agents and further solidifies our relationship with our partner Genentech,” said Dan Passeri, Curis’ President and Chief Executive Officer. “Importantly, we anticipate that the $30 million non-dilutive royalty financing transaction that we also announced this morning will provide us with sufficient capital to progress GDC-0917 and our other programs to important development milestones.”

“We value the relationship that we have with Curis, and Genentech is pleased to enter into this agreement,” said James Sabry, M.D., Ph.D., Vice President, Genentech Partnering. “We have been impressed with the results of our recently completed Phase I clinical trial and look forward to Curis’ further development of GDC-0917.”

Genentech has recently completed a Phase I clinical trial of GDC-0917, in which 42 people received daily oral doses of GDC-0917 for two weeks, followed by a one week rest period. This 21-day cycle is repeated until disease progression or study discontinuation for any other reason. The primary endpoints of the study include evaluating the safety and tolerability and the pharmacokinetics of GDC-0917 in people with solid tumors or lymphoma and determining the maximum-tolerated-dose and a potential recommended dose for further clinical studies. Secondary endpoints include a preliminary assessment of anti-tumor activity of GDC-0917 and evaluating pharmacodynamic markers. Genentech plans to present full study results at a medical conference in mid-2013. Please refer to www.clinicaltrials.gov for additional study details.

“The results of the Phase I study with GDC-0917 have been encouraging,” commented one of the principal investigators in Genentech’s Phase I clinical study, Dr. Anthony Tolcher, M.D., FRCP (C), Director of Clinical Research at South Texas Accelerated Research Therapeutics (START) in San Antonio, Texas. “We believe that IAP inhibition could prove to be an important approach in cancer therapy and we look forward to working with Curis in upcoming clinical studies of this exciting molecule,” said Dr. Tolcher.

Curis has designated GDC-0917 as CUDC-427 and plans to continue the further clinical development of CUDC-427, both as a single agent as well as in a Phase I clinical trial in combination therapy, which if successful would enable Curis to advance to Phase II combination clinical studies.

Under the terms of the license agreement, Curis will have the sole right and responsibility for all research, development, manufacturing and commercialization activities related to CUDC-427. Curis will pay Genentech $9.5 million for an up-front license payment and technology transfer costs. In addition, Genentech is entitled to receive milestone payments upon the first commercial sale of CUDC-427 in certain territories and royalties on net sales of CUDC-427.

In addition, Curis separately announced that, subject to the occurrence of certain closing conditions, it will enter into a $30 million debt transaction secured with certain future Erivedge™ royalties, with an investment fund managed by Pharmakon Advisors. Upon closing, this capital will provide Curis with an important source of funding for the further development of Curis’ proprietary programs, including CUDC-427.

About Inhibitor of Apoptosis Proteins

Impairment of programmed cell death or apoptosis often contributes to the formation and progression of cancer, and evasion of apoptosis is one of the primary strategies by which cancer cells develop resistance to anticancer therapies. Inhibitor of apoptosis (IAP) proteins are a family of functionally and structurally related proteins which include X-linked IAP (XIAP), cellular IAPs (cIAP1 and cIAP2), and melanoma IAP (ML-IAP). They confer protection from death-inducing stimuli by exerting a range of biological activities that promote cancer cell survival and proliferation. Some even directly inhibit caspases, critical players in the execution of apoptosis.

Mutations, amplifications and chromosomal translocations of IAP genes are associated with various solid and hematologic cancer types, and increased IAP expression has been associated with an unfavorable prognosis and poor outcome for patients.

As a consequence, IAP proteins are considered promising molecular targets for anticancer therapy.

About CUDC-427 (GDC-0917)

CUDC-427 is an orally bioavailable small molecule that triggers tumor cell apoptosis by selectively antagonizing IAP proteins. CUDC-427 was designed to mimic the endogenous IAP antagonist mitochondrial protein second mitochondria-derived activator of caspases/direct IAP-binding protein (Smac/DIABLO) that is released into the cytoplasm in response to pro-apoptotic stimuli.

CUDC-427 has demonstrated single-agent and combination anti-tumor activity in mouse xenograft tumor models when administered orally on a daily schedule, and IND-enabling safety studies have shown it to be well tolerated when dosed daily by oral administration, potentially enabling sustained target inhibition.

In October 2010, an open-labeled, uncontrolled, dose-escalation, Phase I clinical trial of CUDC-427 (NCT01226277; IAM4914g) began in patients with refractory solid tumors or lymphoma. The study was designed to assess safety, tolerability and pharmacokinetics of daily, oral doses of CUDC-427. Data from this study are expected to be presented at an oncology conference in mid-2013.

Clinical Status Update on CUDC-101, CUDC-907 and Debio 0932

Curis also today provided a bioavailability update on CUDC-101, a first-in-class small molecule drug candidate that has been designed as an inhibitor of histone deacetylase (HDAC), epidermal growth factor receptor (EGFR) and epidermal growth factor receptor 2 (Her2). CUDC-101 is being studied in a Phase I clinical study with an oral formulation in patients with advanced solid tumors as well as in a separate Phase I clinical study with an intravenous (IV) formulation in patients with locally advanced head and neck cancer. Curis has determined that the bioavailability observed in the first cohort of patients from the Phase I clinical study of the oral formulation of CUDC-101 were too low to warrant the enrollment of additional patients in the current study. The Company is evaluating various options for the further exploration of the oral formulation of CUDC-101, including those that may increase the bioavailability of CUDC-101, pursuing alternative oral formulations or routes of administration, as well as backup molecules whose chemical properties may be more amenable to oral administration.

“We continue to believe that the compiled data of CUDC-101 support the approach of targeting multiple nodes in cancer networks and consequently we continue to evaluate alternatives for pursuing further development of CUDC-101,” stated Dan Passeri, Curis’ President and Chief Executive Officer.

Curis also today announced that the FDA has provided its permission to proceed to Phase I testing of CUDC-907, a first-in-class PI3K and HDAC inhibitor, following its investigational new drug (IND) filing last month. Curis expects to initiate this study in late 2012 or early 2013.

Finally, Curis also announced today that its licensee Debiopharm continues to expand its development of Hsp90 inhibitor Debio 0932. In addition to its ongoing Phase Ib study in solid tumor cancers and its ongoing Phase I/II clinical trial in advanced non-small cell lung cancer (NSCLC), Debiopharm has determined that it plans to initiate a separate Phase I/II clinical trial with Debio 0932 in combination with Everolimus in renal cell carcinoma patients in the second half of 2013. Curis is eligible to receive a milestone payment from Debiopharm upon the treatment of the 5th patient of the Phase II portion of this study.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, November 28, 2012, at 8:30 a.m. EST, to review the license agreement, financing transaction, CUDC-101, CUDC-907 and Debio 0932 updates and corporate strategy.

To access the live conference call, please dial (877) 868-1829 from the U.S. or (253) 237-1135 from other locations, shortly before 8:30 a.m. EST. The conference ID number is 73717844. The conference call can also be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 12:00 p.m. EST, Saturday, December 1, 2012. To access the replay, please dial (855) 859-2056 from the United States or (404) 537-3406 from other locations and reference conference ID number 73717844.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis’ website at www.curis.com.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding Curis’ expectations regarding the potential benefits of CUDC-427 and the importance of IAP as a target for developing cancer therapies; Curis’ expectation that the proceeds of its royalty financing transaction will be sufficient to progress CUDC-427 and its other proprietary programs to important milestones; Curis’ plans for further clinical testing of CUDC-427 and Curis’ plans with regard to the further evaluation of CUDC-101 and for advancing CUDC-907 into Phase I clinical testing. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “assumes”, “will”, “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, Curis may not be able to successfully advance CUDC-427 into planned clinical studies or may otherwise experience delays, setbacks and failures in its clinical development of CUDC-427 including the potential for CUDC-427 to cause unexpected toxicities and/or fail to demonstrate sufficient safety and efficacy. Preclinical testing and clinical studies of Curis’ other programs in development, including CUDC-101 and CUDC-907, may be unsuccessful and may never achieve the requisite regulatory approval needed for commercialization. Curis will require substantial additional capital to fund the research and development of CUDC-427 and its other programs, and the proceeds of its royalty financing transaction may not be sufficient to fund its near-term capital requirements for advancing these programs. Curis may not obtain or maintain necessary patent protection for its programs and could become involved in expensive and time consuming patent litigation and interference proceedings. Curis faces substantial competition from other companies developing cancer therapeutics. Unstable market and economic conditions may adversely affect Curis’ financial conditions and its ability to access capital to fund the growth of its business. Curis also faces other important risks relating to its business, operations, financial condition and future prospects that are discussed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.